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                                                             Exhibit (a)(5)(iii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Multex Common Stock (as defined below). The Offer is made only by the Offer to Purchase, dated February 26, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") and is being made to all holders of shares of Multex Common Stock. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of shares of Multex Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by the Depositary (as defined below), the Dealer Manager (as defined below) for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. Purchaser (as defined below) may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of shares of Multex Common Stock in such jurisdiction. Notice of Offer to Purchase for Cash All of the Outstanding Shares of Common Stock of Multex.com, Inc.
at
$7.35 Net Per Share
by
Proton Acquisition Corporation
An Indirect Wholly Owned Subsidiary of
Reuters Group PLC
Proton Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Reuters Group PLC, a public limited company organized under the laws of England and Wales ("Reuters"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Multex Common Stock"), of Multex.com, Inc., a Delaware corporation ("Multex"), at $7.35 per share of Multex Common Stock, net to the seller in cash (the "Per Share Amount"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Tendering stockholders who are record holders of their shares of Multex Common Stock and tender directly to American Stock Transfer & Trust Company (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Multex Common Stock by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. (the "Dealer Manager"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. Following the Offer, Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 25, 2003, UNLESS THE OFFER IS EXTENDED.

The Offer is  conditioned  upon,  among  other  things,  (i) there  having  been
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properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer a number of shares of Multex Common Stock which, together with the number of shares of Multex Common Stock owned by Reuters, Purchaser or any of their respective affiliates, if any, represents at least a majority of the total issued and outstanding shares of Multex Common Stock (assuming the exercise of all options, warrants and other rights to purchase shares of Multex Common Stock which are then or which will be within six months thereafter vested and exercisable) and (ii) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the termination, expiration or other satisfaction of any other comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions. The consummation of the Offer is also subject to the other conditions described in "THE TENDEROFFER-Certain Conditions of the Offer" in the Offer to Purchase. The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 24, 2003, among Reuters, Purchaser and Multex. The purpose of the Offer is to enable Reuters, indirectly through Purchaser, to acquire control of, and the entire equity interest in, Multex. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that after the completion of the Offer and on the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into Multex (the "Merger") in accordance with the General Corporation Law of the State of Delaware, with Multex continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger, each issued and outstanding share of Multex Common Stock (other than shares of Multex Common Stock owned by Reuters, Purchaser or any other subsidiary of Reuters, or by Multex or any subsidiary of Multex, or shares of Multex Common Stock, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law) would be converted pursuant to the terms of the Merger into the right to receive from the Surviving Corporation in cash, without interest, the Per Share Amount or any higher price paid for any shares of Multex Common Stock pursuant to the Offer. THE BOARD OF DIRECTORS OF MULTEX, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TENDER AGREEMENT (AS DEFINED IN THE OFFER TO PURCHASE) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, BUT NOT LIMITED TO, THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF MULTEX AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TENDER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MULTEX'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF MULTEX COMMON STOCK PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. Upon the terms and subject to the satisfaction or, to the extent permitted by the Merger Agreement, waiver of the conditions set forth in the Offer (including the terms and conditions set forth in "THE TENDER OFFER-Certain Conditions of the Offer" in the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")) as of the final Expiration Date (as defined below), Purchaser will accept for payment and pay for all shares of Multex Common Stock duly tendered and not withdrawn as permitted by "THE TENDER OFFER-Rights of Withdrawal" in the Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, March 25, 2003, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period from thedate hereof until 12:00 midnight, New York City time, on Tuesday, March 25, 2003, as such period might be extended is referred to as the "Offering Period." If there is a Subsequent Offering Period (as defined in "THE TENDER OFFER-Terms of the Offer" in the Offer to Purchase), all shares of Multex Common Stock validly tendered and not withdrawn during the


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Offering Period will be immediately accepted for payment and promptly paid for following the expiration of the Offering Period and shares of Multex Common Stock validly tendered during a Subsequent Offering Period will be immediately accepted for payment and promptly paid for as they are tendered. Subject to applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right to delay acceptance for payment of or payment for shares of Multex CommonStock in order to comply, in whole or in part, with any applicable law. In all cases, payment for shares of Multex Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such shares of Multex Common Stock (or a confirmation of a book-entry transfer of such shares of Multex Common Stock into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), (iii) any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in "THE TENDER OFFER-Procedure for Tendering Shares of Multex Common Stocks and Warrants" in the Offer to Purchase), and (iv) any other required documents.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment the shares of Multex Common Stock validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such shares of Multex Common Stock pursuant to the Offer. Payment for shares of Multex Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders.
Under no circumstances will interest on the Per Share Amount for shares of Multex Common Stock be paid, regardless of any extension of the Offer or of any delay in making such payment. Subject to the terms of the Merger Agreement (see "SPECIAL FACTORS-The Merger Agreement; The Tender Agreement and The Employment Agreement" in the Offer to Purchase) and applicable rules and regulations of the SEC, Purchaser might have to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all shares of Multex Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's shares of Multex Common Stock. See "THE TENDER OFFER-Rights of Withdrawal" in the Offer to Purchase. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (relating to Purchaser's obligation to pay for or return tendered shares of Multex Common Stock promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered shares of Multex Common Stock (x) if the Minimum Condition (as defined in "INTRODUCTION" in the Offer to Purchase) is not satisfied, (y) if the termination or expiration of any applicable waiting period under the HSR Act, or the termination, expiration or other satisfaction of any other comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions has not occurred or (z) if any of the other events specified in "THE TENDER OFFER-Certain Conditions of the Offer" in the Offer to Purchase has occurred and is continuing. Pursuant to the Merger Agreement, Purchaser also reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of Multex, Purchaser may not (i) waive the Minimum Condition, (ii) reduce the number of shares of Multex Common Stock subject to the Offer, (iii) reduce the price per share of Multex Common Stock to be paid pursuant to the Offer, (iv) modify or add to the Offer Conditions or (v) change the form of consideration payable in the Offer.

Purchaser shall be obligated (i) to extend the Offer from time to time if at the Expiration Date any of the Offer Conditionsare not satisfied until the Offer Conditions are satisfied (or, to the extent permitted under the Merger Agreement, waived) and (ii) to extend the Offer for any period required by any order, decree or rating of, or any rule, regulation, interpretation or position of any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign, applicable to the Offer. Following the final Expiration Date and consummation of the Offer, Purchaser may, in its sole discretion, provide for a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any shares of Multex Common Stock for payment pursuant to the terms of the Offer, it will accept for payment all shares of Multex Common Stock validly tendered and not withdrawn during the Offering Period and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all shares of Multex Common Stock so accepted for payment and will immediately accept for payment and promptly pay for all shares of Multex Common Stock as they are tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for shares of Multex Common Stock which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If Purchaser decides to provide a Subsequent Offering Period, Purchaser will make an announcement to that effect and indicating the approximate number and percentage of shares of Multex Common Stock deposited as of the Expiration Date by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, will immediately begin the Subsequent Offering Period and will immediately accept and promptly pay for all the shares of Multex Common Stock tendered during the Offering Period. Tenders of shares of Multex Common Stock made pursuant to the Offer are irrevocable except that shares of Multex Common Stock tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 26, 2003. There will be no withdrawal rights during any Subsequent Offering Period for shares of Multex Common Stock tendered during the Subsequent Offering Period. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the shares of Multex Common Stock to be withdrawn, the number of shares of Multex Common Stock to be withdrawn and the names in which the certificate(s) evidencing the shares of Multex Common Stock to be withdrawn are registered, if different from that of the person who tendered such shares of Multex Common Stock. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "THE TENDER OFFER-Procedure for Tendering Shares of Multex Common Stock and Warrants" in the Offer to Purchase), unless such shares of Multex Common Stock have been tendered for the account of an Eligible Institution. If shares of Multex Common Stock have been tendered pursuant to the procedures for book-entry tender as set forth in "THE TENDER OFFER-Procedure for Tendering Shares of Multex Common Stock and Warrants" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Multex Common Stock. If certificates for shares of Multex Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Multex Common Stock to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Reuters, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered shares of Multex Common Stock may not be rescinded, and any shares of Multex Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares of Multex Common Stock may be re-tendered by following one of the procedures described in "THE TENDER OFFER-Procedure for Tendering Shares of Multex Common Stock and Warrants" in the Offer to Purchase at any time prior to the Expiration Date.

If Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Multex Common Stock or is unable to accept for payment shares of Multex Common Stock pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered shares of Multex Common Stock, and such shares of Multex Common Stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in "THE TENDER OFFER-Rights of Withdrawal" in the Offer to Purchase. As a convenience to holders of Warrants (as defined in "INTRODUCTION" in the Offer to Purchase), such holders may tender the shares of Multex Common Stock for which their Warrants are exercisable through the delivery of certificates representing the Warrants duly completed for exercise assigning all shares of Multex Common Stock issuable thereunder to Purchaser, directing that an amount equal to the aggregate exercise price of the Warrants be paid from such holders' sales proceeds to Multex and following such other procedures as are set forth in the Letter of Transmittal. To tender shares of Multex Common Stock through the delivery of certificates representing Warrants pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, including authorization to exercise the Warrants delivered (as if the cash exercise price for the Warrants had been paid) and to deduct the aggregate exercise price of such Warrants from the aggregate amount payable in respect of the shares of Multex Common Stock for which such Warrants are exercisable and pay such amount to Multex, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, (b) certificates for the Warrants and (c) a completed form of the Subscription Form (in the form attached to each Warrant as Exhibit A) for each Warrant so delivered, executed by the holder of such Warrant and directing that shares of Multex Common Stock (or Warrants) issued on exercise be registered in the name of Purchaser must all be received by the Depositary prior to the Expiration Date at one of its addresses listed on the back cover of this Offer to Purchase. Holders of Warrants who wish to tender shares of Multex Common Stock pursuant to procedures for book-entry transfer or guaranteed delivery procedures must first exercise their Warrantsfor shares of Multex Common Stock. See Instruction 12 of the Letter of Transmittal. Sales of shares of Multex Common Stock (including through the delivery of Warrants) pursuant to the Offer and the exchange of shares of Multex Common Stock (including through the delivery of Warrants) for cash pursuant to the Merger will be taxable transactions for United States federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For United States federal income tax purposes, a stockholder whose shares of Multex Common Stock or Warrants are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the shares of Multex Common Stock (or Warrants) sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the shares of Multex Common Stock (or Warrants) are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder has held the shares of Multex Common Stock (or Warrants) for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20%. The income tax discussion set forth above may not be applicable to stockholders in special situations such as stockholders who received their shares of Multex Common Stock upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of United States federal, state, local, foreign or other tax laws.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 and Paragraph (e)(1) of Rule 13e-3 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. Multex has provided Purchaser with Multex's stockholder lists and security position listings for the purpose of disseminating the Offer to the holders of shares of Multex Common Stock. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of shares of Multex Common Stock and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of Multex Common Stock. The Offer to Purchase and the related Letter of Transmittal contain important information which should be read in their entirety before any decision is made with respect to the Offer.
Any questions or requests for assistance, or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other tender offer materials, may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Multex Common Stock pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). The Information Agent for the Offer is: MACKENZIE PARTNERS LOGO 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885 E-mail: proxy@mackenziepartners.com The Dealer Manager for the Offer is:
JPMorgan LOGO
J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY 10172
Call: (212) 622-2624
Call Toll Free: (866) 262-0777
February 26, 2003